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                                                                    EXHIBIT 99.1


(AMERICAN HOMEPATIENT LOGO)                                         NEWS RELEASE
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Contacts:    Joseph F. Furlong        or        Stephen L. Clanton
             President and CEO                  Executive VP & CFO
             (615) 221-8884                     (615) 221-8884
                                                PRIMARY CONTACT

FOR IMMEDIATE RELEASE

                    AMERICAN HOMEPATIENT, INC. ANNOUNCES DATE
                     FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

                          ----------------------------

BRENTWOOD, TN. (March 24, 2006) - American HomePatient, Inc. (OTC: AHOM or AHOM.OB) today announced that its 2006 Annual Meeting of Stockholders is scheduled to be held on June 7, 2006. The Company's proxy statement and information indicating the time and place of the Annual Meeting will be sent to the Company's stockholders of record at a later date.

In accordance with the Company's bylaws, any stockholder who desires to bring any item of business before the stockholders at the Annual Meeting must give timely notice in writing of the item of business to the Company's Secretary no later than Saturday, April 8, 2006. The notice should include a brief description of the business to be brought before the meeting and should contain all other information that is required by the Company's bylaws.

The Company previously has received two proposals from Highland Capital Management L.P. The Company does not intend to comment on the proposals received from Highland or any additional proposals that the Company may receive from a stockholder until after such deadline for submissions has passed.

American HomePatient, Inc. is one of the nation's largest home health care providers with 263 centers in 34 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.'s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD's Electronic Bulletin Board under the symbol AHOM or AHOM.OB.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding stockholder proposals, current and future reimbursement rates, as well as reimbursement reductions and the Company's ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company does not undertake any responsibility for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


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